                                  EXHIBIT 10.61

                               As of July 1, 2000



Albert Mandia
4 Spucefield Court
New Hope, PA 18976

    Re: that certain letter agreement by and between American Business Financial Services, Inc. ("Company") and Albert W. Mandia, dated May 15, 1998 (the "Letter Agreement") and that certain supplementary letter agreement dated as of October 1, 1998 by and between Albert W. Mandia and the Company (the "Supplementary Agreement")
         -----------------------------------------------------------------------

Dear Al:

         The Letter Agreement provides that your maximum bonus under the Management Incentive Plan established by the Company is forty percent (40%) of your annual base salary in effect at the time of the award. The Company is pleased to increase your maximum bonus percentage to fifty (50%) of your annual base salary in effect at the time of the award. In addition, the monthly accrual rate for your vacation days is three (3) days per month, it being understood and agreed that no days accrue during the months of May and June. No other terms or conditions set forth in the Letter Agreement are altered, modified or changed hereby. By signing below, you agree to this change and acknowledge and agree that the Letter Agreement and the Supplementary Agreement remain in full force and effect and you represent and warrant to the Company that you have not violated any term or condition set forth in either of these agreements.

Sincerely,

AMERICAN BUSINESS FINANCIAL SERVICES, INC.

/s/ Anthony J. Santilli, Jr.
----------------------------
Anthony J. Santilli, Jr.
Chairman and CEO

         I have carefully read and reviewed this letter and accept the terms and conditions hereof.

Date:  As of July 1, 2000                           /s/ Albert W. Mandia
                                                    --------------------
                                                    Albert W. Mandia